Exhibit 99.1

NEWS RELEASE	CONTACT: DAVID PEUSE
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. RECEIVES NYSE NOTICE REGARDING LATE FORM 10-Q FILING

Eau Claire, Wisconsin (August 20, 2019) -- National Presto Industries, Inc. (NYSE: NPK) (the “Company”) announced today that due to the Company’s delay in filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 (the “Form 10-Q”), it received a notice from the New York Stock Exchange (the “NYSE”) stating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual. The Company has been proactive in communicating with the NYSE regarding the late Form 10-Q filing, and on August 15, 2019, the Company received the notification as a matter of course under the NYSE rules.

As previously disclosed in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2019, the reason for the delay is the additional time needed by the Company to compile and analyze supporting documentation that is necessary for the Company’s independent accountants to complete their review of the Form 10-Q. The Company intends to file its Form 10-Q with the SEC as soon as practicable after the Company’s independent registered public accounting firm has completed its review of the Form 10-Q.

In accordance with NYSE rules, the Company has contacted the NYSE to discuss the status of the late filing and is issuing this required press release. The NYSE informed the Company that, under NYSE rules, the Company will have six months from the Form 10-Q due date to file the Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Form 10-Q with the SEC.

About National Presto Industries, Inc.

The Company operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service fire extinguisher, the Rusoh® Eliminator® fire extinguisher, as well as the OneEvent™ cloud-based safety solution which protects buildings, homes, assets, and occupants. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Forward-looking statements in this release include the Company’s expectations as to the anticipated timing of the filing of the Company’s Form 10-Q. Factors that may cause future results to differ materially from management’s current expectations include, among other things, that the completion of the review procedures and the filing of the Form 10-Q may take longer than expected. The Company cautions not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company disclaims any obligation to update these forward-looking statements. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.